EXHIBIT 99.1

September 12, 2005

Dear Shareholder:

As a shareholder of Southern BancShares (N.C.), Inc., the bank holding company for Southern Bank and Trust Company, you are receiving this letter to inform you of a recent decision by your company’s Board of Directors. This decision – to pursue voluntary de-registration of Southern BancShares with the Securities and Exchange Commission (SEC) - may affect certain shareholders in your company. Therefore, this letter is being sent to all shareholders to explain this decision, the reasons behind it, and how it may or may not affect you as a shareholder of Southern BancShares.

Background Information

Since 1986, when Southern registered its Series B Preferred Stock with the SEC, Southern has been a public company under the federal securities laws. As a public company, we must comply with extensive disclosure and reporting requirements. These requirements include the preparation and filing of numerous reports with the SEC regarding our financial condition, operations, management and other aspects of our business, all of which must be reviewed by our outside counsel and our independent auditors. The Sarbanes-Oxley Act of 2002 (SOX) significantly increased these reporting requirements.

The SOX legislation added formal requirements for corporate governance and reporting, and the resultant increase in costs has forced your company’s Management and Directors to seriously evaluate the benefits of being registered with the SEC. After considerable research and evaluation, we estimate the cost savings associated with voluntary de-registration would be measured in hundreds of thousands of dollars annually.

Additionally, the SOX legislation was designed for ALL public companies, yet the banking industry is already heavily regulated. Even after de-registration, the Bank will continue to be examined by the Federal Deposit Insurance Corporation, the Commissioner of Banks of the State of North Carolina, and the Federal Reserve Bank of Richmond. Southern will continue to have annual financial statements audited by an outside public accounting firm.

As a community bank with a commitment to serving the small rural communities in Eastern North Carolina, our operating costs as a percentage of our revenues typically exceed those of most banks in our market area. Given our unique structure, we must look for ways to control costs. The ongoing cost savings realized through de-registration would improve those efficiencies and help keep us on a more competitive footing with our market peers.

In view of these considerations, and particularly in light of the relatively small benefit we believe our shareholders receive as a result of our status as a registered public company, we believe that de-registration by the means described below will provide a more efficient means of using our capital to benefit our shareholders. Accordingly, your Board of Directors has voted to pursue voluntary de-registration with the SEC.

The De-registration Process: What to Expect

De-registration will require us to reduce our number of record holders of both our common stock and our Series B Preferred stock to below 300 record holders of each class. To accomplish this, we plan to perform a merger transaction that will allow us to cash out shareholders owning a small number of shares. While the company will remain the same as before, the end result of this transaction will be that we will have fewer than 300 shareholders of record for our common and Series B Preferred stock. This transaction must be approved by a majority of our shareholders.

Please understand that we regret this process forces us to reduce the number of shareholders. We do not take the decision to de-register lightly and we ask for your understanding and support as we pursue this transaction.

Under this proposed transaction, record holders of less than 35 common shares would receive $780.00 in cash for each common share that they hold at the transaction date, and record holders of less than 400 Series B Preferred Shares would receive $14.85 in cash for each Series B Preferred share they hold at the transaction date. Holders of 35 or more common shares and 400 or more Series B shares would continue to hold their shares after the transaction. The cash out price for each of the common shares and the Series B shares was established by the Board of Directors based on an independent valuation prepared by our financial consultant, Howe Barnes Investments, Inc.

Those shareholders who hold their shares in “street name” with a broker will be exempt from the cash-out purchase, provided the broker holds, in the aggregate for all of its customers, more than the threshold amount. For example, if a broker holds more than 34 common shares, those shares will remain outstanding, even if they are owned beneficially by individual customers of the broker who own 34 or fewer common shares.

De-registration Proposal Timeline – What Happens Next

The proposed voluntary de-registration transaction will be presented to shareholders of Southern BancShares at a special meeting to be scheduled for December 2005 (all dates are estimates and will be affected by the SEC filing and review process). Please note that this letter is only intended to give you notice of the proposed transaction and is not a request for a proxy or an offer to acquire any of your shares of Southern BancShares common or Series B shares. You will be receiving detailed information in the proxy statement, which will be mailed after the SEC review is completed. You are urged to read the proxy statement and any other relevant documents filed with the SEC.

In closing, the Board of Directors and Executive Officers ask for your support with this effort. We also wish to express our appreciation for your ongoing loyalty and commitment to Southern, both as shareholders and customers. We look forward to continuing to serve you for many years to come. Should you have any questions regarding this matter, please feel free to contact the management of your local Southern Bank branch, or this office.

Sincerely,

/s/ John C. Pegram
John C. Pegram
Chairman of the Board & President
Southern BancShares (N.C.), Inc.

Additional Information About the Proxy Statement: We will file a preliminary proxy statement regarding the cash-out merger transaction described above with the SEC and will file a definitive proxy statement upon completion of SEC review. Before making any voting decisions, investors and shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the cash-out merger. A definitive proxy statement will be sent to the shareholders of the Southern prior to the special meeting of shareholders seeking their approval of the cash-out merger transaction. Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by Southern. Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from Southern by directing a written request to Southern BancShares(N.C.), Inc., PO Box 729, Mount Olive, North Carolina 28365, Attn: David A. Bean, Secretary, telephone (919)658-7007.

Southern, its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the cash out merger. Information regarding such officers and directors is included in Southern’s Proxy Statement for the 2005 Annual Meeting of Shareholders as filed with the SEC.